Exhibit 99.1

News Release

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Media Contacts:

NewPage Corporation Great Lakes Utilities Representatives

Shawn Hall Jem Brown

937-242-9373 Wisconsin Rapids Water Works & Lighting Commission

715-423-6323

Nilaksh Kothari

Manitowoc Public Utilities

920-686-4342

FOR IMMEDIATE RELEASE

Consolidated Water Power Company signs letter of intent to sell hydroelectric projects

MIAMISBURG, Ohio - March 11, 2010 - Great Lakes Utilities (GLU) and Consolidated Water Power Company (CWPCo), a subsidiary of NewPage Corporation, are announcing they have signed a letter of intent to sell five CWPCo hydroelectric projects located along the Wisconsin River in DuBay, Stevens Point, Whiting, Biron and Wisconsin Rapids, Wisconsin.

The five hydroelectric projects have a combined installed capacity of 35.2 megawatts and the agreed upon price is approximately $2,000 per kilowatt of installed capacity.

The proposed acquisition will enable GLU to generate low cost, renewable power and help meet the needs of its members' renewable portfolio standards. While GLU assessed different options for generating renewable power, including wind and biomass projects, the acquisition of CWPCo's hydroelectric projects provides the best option for participating members.

The assets included in the proposed acquisition currently provide power to four central Wisconsin NewPage mills. However, the decision to sell these assets is expected to have little impact on these operations, as less than ten percent of the mills' combined required electricity demand is currently supplied by the CWPCo hydroelectric projects.

Timing of the closing of the transaction has not been determined and is subject to regulatory approvals.

Last month, CWPCo, along with Wisconsin Rapids Water Works and Lighting Commission (WRWWLC) filed an application with the Public Service Commission of Wisconsin for approval of the sale of CWPCo utility transmission and distribution assets to WRWWLC. Time of closing in that transaction is also dependent on regulatory review and the Commission's approval.

Sanabe & Associates, LLC acted as exclusive financial advisor to NewPage and CWPCo for the proposed transactions.

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About Great Lakes Utilities (GLU)

GLU is a municipal electric company created to obtain low cost and reliable electric power for its members (Clintonville, Kiel, Manitowoc, Marshfield, Medford, Rice Lake, Shawano and Wisconsin Rapids). GLU was formed in 2000 under the Wisconsin Statutes Section 66.0825 and, as such, is a public body and a political subdivision of the State of Wisconsin, with separate legal status from that of its members.

About Consolidated Water Power Company (CWPCo)

A subsidiary of NewPage Corporation, Consolidated Water Power Company (CWPCo) owns and operates five hydroelectric projects along 33 miles of the Wisconsin River in central Wisconsin located in DuBay, Stevens Point, Whiting, Biron and Wisconsin Rapids. These five hydro facilities house 39 hydrogenerators with a combined installed capacity of 35.2 megawatts (annual electricity use by about 75,000 households) and provide river water stability for recreational purposes and other uses. CWPCo also owns 24 percent of the Wisconsin Valley Improvement Company, which regulates the river upstream of DuBay, and is represented on the board of directors. The private corporation regulates a uniform flow in the Wisconsin River and helps coordinate the operation of hydroelectric plants on the Wisconsin River. This centralized coordination helps generate increased hydroelectricity and improve flood control capabilities.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising. NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper. To learn more, visit www.newpagecorp.com.